UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/30/2010

BMC Software, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-16393

Delaware	74-2126120
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2101 CityWest Blvd.
Houston, TX 77042-2827
(Address of principal executive offices, including zip code)

713-918-8800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On November 30, 2010, BMC Software, Inc. ("BMC") entered into a Credit Agreement (the "Credit Agreement") with each of the lenders party thereto (the "Lenders"), Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, JPMorgan Chase Bank N.A., as Syndication Agent, and Barclays Bank plc, Deutsche Bank AG New York Branch and The Royal Bank of Scotland plc, as Co-Documentation Agents, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sole lead arranger and sole book manager, providing for an unsecured revolving credit facility in an amount of up to $400.0 million. Subject to certain conditions, at any time prior to maturity, BMC will be able to invite existing and new lenders to increase the size of the revolving credit facility up to a maximum of $600.0 million. The revolving credit facility has sublimits for swing line loans up to $25.0 million and for the issuance of standby letters of credit in a face amount up to $50.0 million. The facility will be available for general corporate purposes.

    Revolving loans under the Credit Agreement bear interest, at the Company's option, at a rate equal to either (i) the base rate plus a margin based on BMC's senior debt ratings or (ii) the LIBOR rate plus a margin based on BMC's senior debt ratings, for interest periods of 1, 2, 3 or 6 months. The base rate is defined as the highest of (i) the federal funds rate plus a margin equal to 0.50%, (ii) Bank of America, N.A.'s prime rate, and (iii) except during a period when LIBOR rates are unavailable, the LIBOR rate for a 1-month interest period plus a margin equal to 1.00%. BMC is also obligated to pay other customary closing fees, commitment fees and letter of credit fees for a credit facility of this size and type.

    Revolving loans may be borrowed, repaid and reborrowed until November 30, 2014, at which time all amounts borrowed must be repaid. Accrued interest on the loans is payable quarterly in arrears with respect to base rate loans and at the end of each interest rate period (or at each three month interval in the case of loans with interest periods greater than three months) with respect to LIBOR rate loans. BMC may prepay the loans or terminate or reduce the commitments in whole or in part at any time, without premium or penalty, subject to certain conditions and reimbursement of certain costs in the case of LIBOR rate loans.

    The Credit Agreement contains customary representations and warranties. The Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict BMC's ability to, among other things, grant liens, make investments, incur subsidiary indebtedness, merge or consolidate, enter into certain sale and lease-back transactions, and make certain payments, in each case subject to customary exceptions for a credit facility of this size and type. BMC is also required to maintain compliance with a consolidated interest coverage ratio and a consolidated leverage ratio.

    The Credit Agreement includes customary events of default that include, among other things, non-payment defaults, covenant defaults, inaccuracy of representations and warranties, cross default to material indebtedness, bankruptcy and insolvency defaults, material judgment defaults, ERISA defaults and a change of control default. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement. Under certain circumstances, a default interest rate will apply on all obligations not paid when due at a per annum rate equal to 2.00% above the base rate plus the then applicable margin for base rate loans.

    In the ordinary course of their respective businesses, certain of the Lenders and the other parties to the Credit Agreement and their respective affiliates are, and may become in the future, customers of BMC and have engaged, and may in the future engage, in commercial banking, investment banking, financial advisory or other services with BMC for which they have in the past and/or may in the future receive customary compensation and expense reimbursement.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On November 30, 2010, BMC entered into the Credit Agreement described in Item 1.01 above, which information is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BMC Software, Inc.

Date: December 01, 2010	By:	/s/ Christopher C. Chaffin
Christopher C. Chaffin
Vice President, Deputy General Counsel & Asst. Secretary